Exhibit 10.5

October 16, 2013

VIA EMAIL & COURIER

PRIVATE & CONFIDENTIAL

Anthony Santo

1869 Alberni Street

Vancouver, BC

V6G 3H9

Dear Tony:

Re:	Offer of Employment

We are pleased to offer you the position of Chief Executive Officer of Gateway Casinos & Entertainment Limited (the “Company”). We look forward to you joining our organization immediately upon execution of this Agreement. This offer is conditional upon: (i) approval for you to perform your duties under this Agreement from the Gaming Policy and Enforcement Branch in British Columbia, the Alberta Gaming and Liquor Commission in Alberta and applicable regulatory bodies in such other provinces and territories as Gateway does business from time to time; and (ii) authorization from Canadian Immigration authorities that you are lawfully able to work in Canada. The details of the offer are as follows:

1.	TITLE

You will join the Company in the capacity of Chief Executive Officer (“CEO”), reporting to the Board of Directors (the “Board”). As CEO, you shall be appointed as an officer of the Company and as a director of the Board.

2.	REMUNERATION

2.1

Your annual base salary will be USD$650,000 inclusive of vacation pay, less required statutory deductions, which shall be in full satisfaction of all services rendered to, or work performed by you for the Company. Your base salary shall be subject to deduction in accordance with Section 8.7 of this Agreement.

2.2

In addition to your base salary, you will be eligible to receive an annual bonus with a target of up to 100% of your base salary upon achievement of objectives that will be determined annually with input from you and the Board (the “Annual Bonus”). The final decision on the form of the Annual Bonus program, any amendments to the program from time to time, required objectives for the Annual Bonus payout and the quantum of the Annual Bonus payment (if any) will be at the sole discretion of the Board.

2.3	The fiscal year end of the Company is December 31. For the fiscal year 2013, you will be eligible to participate in the Annual Bonus on a pro-rata basis commencing from your actual Start Date.

3.	EQUITY PARTICIPATION

3.1

As an incentive for you to assist in creating value in the Company, subject to the terms and conditions in this Section 3, if a Liquidity Event (as defined below) occurs during the Equity Participation Term (as defined below), you will be entitled to receive consideration (the “Equity Participation”) equal to 2.5% of the consideration received by holders of the Company Shares (as defined below) that are subject to such Liquidity Event (the “Subject Shares”) on the following basis.

3.2	The Equity Participation will be calculated as follows:

X = (Y x Z) x 0.025

where:

X = the Equity Participation;

Y = the total number of Subject Shares; and

Z = the consideration received (in whatever form) per Subject Share pursuant to the Liquidity Event.

3.3

The Company shall pay the Equity Participation to you, less any required statutory deductions, promptly following the completion date of the Liquidity Event. Unless otherwise determined by the Board in its sole discretion, the Equity Participation will only be settled in shares or an equity-based instrument and will not be paid in cash. Should a Liquidity Event result in the holders of Subject Shares receiving consideration in a form other than cash, the Board, acting reasonably, may establish the value of such consideration for purposes of determining the Equity Participation, if the Board elects to see the Equity Participation paid in cash, rather than by way of such consideration.

3.4	For the purposes of this Agreement, “Subject Shares” shall mean the Company Shares that are subject to a Liquidity Event. For example:

(a)

if the Company Shares sold by an existing shareholder of the Company pursuant to a Going Public Transaction represent 30% of the Company’s shares qualified for sale (and sold) pursuant to the prospectus filed in connection with the Going Public Transaction, (i) the Equity Participation shall be equal to 2.5% of the Company Shares so sold, and (ii) unless the Board determines otherwise as set out in Section 3,3, the Equity Participation shall be satisfied through the delivery to you of the appropriate number of additional shares of the Company; or

(b)

if the Subject Shares being acquired by a Person(s) that is not a Related Person(s) pursuant to a Liquidity Event represent 100% of the then outstanding Company Shares, the Equity Participation will be equal to 2.5% of the consideration received for all of those Company Shares.

3.5

If, after the date hereof, the Company adopts an option, restricted trust unit, deferred trust unit, performance trust unit or similar equity or security-based compensation plan, the Company may substitute the entitlement to shares of the Company pursuant to the Equity Participation under this Section 3 with a grant of other securities of the Company pursuant to such plan(s); provided, however, that you receive reasonably equivalent economic but not structurally superior entitlement upon a Liquidity Event as those contemplated herein, as determined by the Board acting reasonably.

3.6	In this Agreement, the following terms shall have the following meanings:

(a)

“Company Shares” means, collectively, (i) the 35,791,471 common shares of the Company outstanding as of the date hereof, (ii) the common shares of the Company to be issued on or about March 31, 2013 and October 31, 2013 (or such other dates as the Company may determine) in connection with the investment of up to $35 million by existing shareholders of the Company, and (iii) such other shares issued from treasury by the Company that the Board determines, acting reasonably, should be considered to be “Company Shares” for the purposes of this Agreement.

(b)

“Dividend Payment” means the declaration and payment of a dividend to the holders of the Company Shares, other than the declaration and payment of a periodic dividend pursuant to a dividend policy adopted by the Company, it being understood that the Board will also review its short term incentive program in connection with its adoption of a dividend policy in order to incentivize and align the interests of the executives with the shareholders.

(c)	“Equity Participation Term” means the period commencing on the Start Date and ending on:

(i)	the Termination Date in respect of the termination of your employment for any reason other than termination by the Company without Just Cause (as defined below); and

(ii)	six months following the Termination Date in respect of the termination of your employment by the Company without Just Cause.

(d)

“Going Public Transaction” means the completion of a secondary public offering of Subject Shares by the Company’s shareholders following the issuance of a receipt by the applicable securities regulator for a final prospectus in connection with such secondary public offering; provided, however, that upon completion of the secondary public offering, the shares of the Company (including the Subject Shares) are posted for trading on a Recognized Exchange. For greater certainty, a Going Public Transaction shall not include a treasury issuance of the Company’s shares.

(e)

“Liquidity Event” means the occurrence of any one or more of the following events or circumstances: (i) a Going Public Transaction; (ii) a Dividend Payment; and (iii) (A) the acquisition of all of the issued and outstanding common shares of the Company by a Person (other than a Related Party) pursuant to a take-over, amalgamation, plan of arrangement or other business combination, or (B) the sale of all or substantially all of the assets of the Company to a Person (other than a Related Party), that results in the holders of Company Shares receiving for their Company Shares, consideration consisting of entirely or a combination of (1) cash or (2) securities of the acquiring Person (or an affiliate of such Person); provided, however, that, unless determined otherwise by the Board in its sole discretion, a “Liquidity Event” shall not include a reverse take-over or similar transaction (regardless of whether such transaction is implemented pursuant to an arrangement, amalgamation or other structure), it being agreed by you and the Company that a reverse take-over is not generally the type of transaction contemplated to give rise to the realization of new value for the Company Shares as contemplated herein, and should not generally result in Equity Participation rights.

(f)

“Recognized Exchange” means the Toronto Stock Exchange, TSX Venture Exchange, London Stock Exchange, New York Stock Exchange, NYSE Amex Equities and the NASDAQ stock market or any successors thereto, and any other stock exchange that the Company and its financial advisor may agree, In writing, should constitute a recognized exchange for the purposes of this Agreement;

(g)	“Related Party” means:

(i)	any person who is a holder of Company Shares as of the date of this Agreement and any shareholder, officer, director, partner or employee of such person;

(ii)	any employee or group of employees of the Company;

(iii)	a trustee or other fiduciary holding Company Shares under an employee benefit plan of the Company; or

(iv)	a corporation owned directly or indirectly by the holders of Company Shares in substantially the same proportion as their ownership of Company Shares;

(h)	“Start Date” means the date you commence to actively perform services for the Company under this Agreement (without regard to any prior consulting agreement between the parties); and

(i)

“Termination Date” means the date on which your employment is terminated and you cease to actively perform services for the Company and, for greater certainty, shall not include any reasonable notice period following the termination of your employment, nor any period in respect of which you are eligible for or in receipt of Severance Pay (as defined below).

3.7	All of your entitlements and rights to Equity Participation shall terminate at the end of the Equity Participation Term.

4.	DEDUCTIONS FROM EARNINGS

4.1

To the extent permitted by applicable law, you hereby authorize the Company to set-off and deduct any amounts owed by you to the Company, from any amounts that are owing from the Company to you, at any time.

5.	BENEFITS AND VACATION

5.1

You are entitled to participate in the Company’s benefit plans for senior executives of the Company, in accordance to the governing terms of those plans, including the requirement to pay deductibles prior to receiving benefits and to comply with any applicable qualification period. The Company reserves the right to amend, cost share or terminate the benefits or benefit plans from time to time in its sole discretion where such amendment, cost sharing or termination applies generally to all participants in the plan.

5.2

You shall be entitled to four weeks annual vacation, in addition to statutory holidays. Vacation entitlement cannot be banked or carried over from year to year without the Board’s permission. In the event vacation entitlement is banked or carried over, the Board may, at its sole discretion, require you take the banked vacation within a specified time or have it paid out. Annual vacation shall be taken at such times as agreed between you and the Board having regard to the business needs of the Company.

5.3	You shall be provided with a Company car or, at the sole discretion of the Company, a car allowance at an approximate cost to the Company of CDN$1,000 per month.

6.	EMPLOYEE COVENANTS

6.1

During your employment you agree to perform your duties in a dedicated and professional manner. You acknowledge and agree that you are employed in a fiduciary capacity and that you will act in the best interests of the Company, without any conflict of interest whatsoever, consistently with your duty of loyalty and good faith to the Company and as directed by the Board. You agree to observe all instructions, rules, policies and practices now or hereafter established by the Company for the conduct of its business.

6.2

You warrant and represent to the Company that there are no restraints upon you which will prohibit you from devoting the required time and attention to your employment duties for the Company, or from performing your duties for the Company in a reasonable and satisfactory manner.

6.3	You agree that you will not bring with you, nor use in the course of your employment any confidential or proprietary information belonging to any third party.

6.4	You agree that you will relocate to Vancouver B.C. within 2 months of your Start Date.

6.5	You agree that regular travel is required in this position.

7.	CONFIDENTIALITY OBLIGATIONS

7.1

You hereby acknowledge that in the performance of your duties hereunder, you will be granted access by the Company to certain information which is confidential and proprietary to the Company and its affiliated companies (the “Confidential Information”). The Confidential Information includes information concerning the business of the Company and its affiliates and will specifically include, without limitation, information concerning the Company’s and its affiliates’ strategic plans, financing budgets and results of operations, trade secrets, data, customer lists, Patron (defined below) list(s), Patron preferences, marketing and business development initiatives, “favoured Patron” identification, and other material relating to the business affairs of the Company and its affiliates. You will also be entrusted with confidential and proprietary information relating to the organization, structure, operations, technical projects, technical systems, price margins and production costs of the Company and its affiliates, as well as other work product developed by or for the Company and its affiliates, and such other information shall also form part of the Confidential Information referred to herein. Notwithstanding anything to the contrary contained herein, “Confidential Information” shall not include:

(a)	any information that has entered or enters the public domain through lawful means; and

(b)	information which you are required to disclose pursuant to applicable law, policies or due processes & applicable regulatory bodies or legal or regulatory proceedings.

7.2

You agree that you shall not directly or indirectly: (i) use for your own benefit or for the benefit of others; (ii) disseminate, publish or disclose; or (iii) authorize or permit the use, dissemination or disclosure by any person, firm or entity, of any Confidential Information without the express written consent of the Board, at any time during your employment with the Company or following the termination of your employment for any reason, for so long as the Confidential Information retains its confidential nature.

8.	NON-COMPETE OBLIGATIONS

8.1

You agree that except as provided for in Sections 8.4, 8.5 and 8.6, your employment by us is fulltime and exclusive. You further agree to perform your duties in a competent, trustworthy and businesslike manner. During your employment with the Company, you will not render any services of any kind (whether or not for compensation) to any person or entity other than the Company, and you will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with your duties under this agreement, without the prior written approval of the Board, other than as provided for in Sections 8.4, 8.5 and 8.6.

8.2

You further agree that other than as provided in Sections 8.4, 8.5 and 8.6, for a period of 12 months following the Termination Date, regardless of the reason for the termination of your employment, in the Provinces of Alberta, British Columbia and Ontario, you will not, directly or indirectly, accept employment with, assist or advise, or in any way become involved in directing, managing or consulting to: (i) another casino; (ii) any community gaming centre; or (iii) any other gaming establishment, which competes with the Company in Alberta, British Columbia or Ontario.

8.3

You also agree that if the Company operates in any other province besides those referred to in Section 8.2 on the Termination Date, and other than as provided for in Sections 8.4, 8.5 and 8.6, for a period of 12 months following the Termination Date, regardless of the reason for the termination of your employment, in that other province in which the Company is then operating, you will not, directly or indirectly, accept employment with, assist or advise, or in any way become involved in directing or managing or consulting to: (i) another casino; (ii) any community gaming centre; or (iii) any other gaming establishment, which competes with the Company in that province.

8.4

You hereby represent to the Company that as at the date of this Agreement, you own or are a partner in, directly or indirectly, wholly or together with your wife, the companies listed in Schedule “A”. You and the Company hereby agree that so long as the size, scope and business of the companies listed in Schedule “A” remains the same as described in Schedule “A”, you may continue to hold your existing interest, and continue your existing activities, with such companies during your employment with the Company, on the condition that such interest does not limit or interfere with your ability to perform your employment duties under this Agreement, on a full time basis. You further agree that you will not increase your role in, or the amount of time you devote to any of the companies listed in Schedule “A” without the prior consent of the Company, and that you will notify Gateway of any increase in your ownership interest in such companies.

8.5

You further represent to the Company that as at the date of this Agreement, you also have a 100% ownership interest in Santo Gaming and Consulting LLC (“Santo Gaming”), and that as at the date of this Agreement, Santo Gaming is involved in the business activities listed in Schedule “B”, which shall be wound-up as provided in Schedule “B”.

8.6

You further represent to the Company that as at the date of this Agreement, you are also a member of or have been asked to join the Board of Director identified in Schedule “C”, and that your membership on such Board shall be dealt with as provided in Schedule “C”.

8.7

Pursuant to the contractual relationship between you and/or Santo Gaming and PIayIv, The Plaza and Las Vegas Club referred to in Schedule “B”, you receive compensation and agree that while you continue to receive such compensation, the Relocation Costs payable to you by the Company shall be reduced by USD$10,000 per month (pro-rated for partial months during which you receive such compensation), being a portion of the compensation paid to you and/or Santo Gaming by PlayIv, The Plaza and/or Las Vegas Club. In the event that the Relocation Costs are reduced to zero pursuant to this Section 8.7, the base salary paid to you shall be reduced by $10,000 per month (pro-rated for partial months) for the period during which you continue to receive compensation from PIayIv, The Plaza and Las Vegas Club.

8.8

You hereby represent that the business interests and relationships referred in Sections 8.4, 8.5 and 8.6 represent all of the business interests, activities and relationships you are involved in, directly or indirectly, as at the date of this Agreement, with the exception of your relationship with the Company under this Agreement and any passive investments in public companies or publicly traded financial instruments listed on a recognized stock exchange which do not involve a management role for you, and where such public companies or financial instruments are not involved in or related to the gaming industry (with the exception of a passive investment of approximately US$200,000 in Las Vegas Sands which you have disclosed to us). You also agree that you shall not, without the prior consent of the Company, directly or indirectly acquire an ownership interest in, or enter into a business relationship with any public or private company or entity involved in the gaming industry at any time during your employment with the Company. Your current investment in Las Vegas Sands will be sold within 90 days from commencement of the consulting agreement between you and the Company that preceded this Agreement. You further agree that you shall notify the Company of any interest you acquire, directly or indirectly, in any private company during your employment with the Company, and that such interest shall not involve any management or operational role for you.

8.8

You further represent that none of the business interests or activities referred to in Sections 8.4, 8.5 and 8.6, and no business interest or activity that you acquire or become involved in during your employment with the Company shall limit or interfere with your ability to perform your employment duties for the Company under this Agreement on a full time basis, and that such other business interests and activities shall not cause any conflict of interest with your duties under this Agreement.

9.	NON-SOLICITATION OBLIGATIONS

9.1

You agree that during your employment with the Company and following the termination of your employment, regardless of the reason for the termination, for a period of 12 months immediately following the Termination Date, you shall not either indirectly or directly, by any means, in any capacity approach, solicit or contact, or attempt to direct away from the Company:

(a)	any Patron who has attended at any of the casinos operated by the Company in the 12 months immediately preceding the Termination Date;

(b)

any Patron who, in the 6 months immediately preceding the Termination Date, the Company has actively attempted to recruit to attend at any Company casino and where the Company has not ceased its recruitment efforts as at the Termination Date; or

(c)	in any manner assist any person in any of the foregoing activities.

For purposes of this Agreement, “Patron” shall mean any corporate entity which, or any individual who, is identified by the Company in its records as a “status level” or “high action” player as such terms are generally understood in the gaming industry, and who is the recipient of a marketing or promotional endeavor by the Company. If you have any questions concerning the identity of any Parton who may be subject to this restriction, you are required to contact the Company to obtain clarification prior to any solicitation of the Patron.

9.2

You agree that during your employment with the Company and following the termination of your employment, regardless of the reason for the termination, for a period of 12 months immediately following the Termination Date, you shall not directly or indirectly recruit, retain, employ, train or solicit any person employed or engaged by the Company to provide services for the benefit of yourself or any other person who engages in: (i) a business similar to the business of the Company: (ii) any community gaming centre; or (iii) any other gaming establishment, or in any manner assist any person in any of the foregoing activities. You further agree that for the same period, you will not encourage any employee or contractor of the Company to leave their employment or retainer with the Company.

10.	REASONABLENESS OF RESTRICTIONS

10.1

You acknowledge and agree that the business of gaming is extremely competitive and knowledge-based, and that, as the most senior officer and employee in the Company you will have access to all the strategic plans and business development initiatives of the Company and its affiliates, and to other Confidential Information which would give you, or any third party for whom you work or to whom you provide any services, an unfair competitive advantage should you use that information (whether deliberately or inadvertently) for any purpose other than in the best interests of the Company and its affiliates. You further agree that the Company and/or its affiliates would suffer irreparable harm in the event that any Confidential Information you acquire in relation to the business of the Company and its affiliates were disclosed to another entity or used for a competitive purpose following the termination of your employment for any reason, including to solicit the Company’s Patrons or employees regardless where you may next work in North America. Therefore, you hereby confirm that the obligations described in Sections 7, 8 and 9 and the geographic restrictions set out therein (together, the “Restrictions”), are fair and reasonable, and that they are necessary to protect the Company’s business and the relationships it has formed with Patrons and employees. You agree that by requiring you to agree to these Restrictions as a term of employment, the Company is not trying to prevent you from earning a livelihood during the applicable restrictive period, but rather the Company is attempting to protect its business in the territory and the markets identified, for a reasonable period regardless of where you next work. You also agree that in the event of any breach or threatened breach of any Restrictions, the Company and/or its affiliates will suffer irreparable harm and that the Company shall be entitled to obtain interim or permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may be entitled at law, without having to prove actual damages.

10.2	Each of Sections 7, 8, and 9 are and shall be construed as constituting obligations which are separate and independent from each other, and from the other obligations of this Agreement.

11.	IMMIGRATION AND LICENSING OBLIGATIONS AND SUPPORT

11.1

The Company will provide reasonable and appropriate support for you to obtain and maintain a work permit or other applicable immigration authorization to work in Canada, including payment of legal and other fees reasonably incurred. Subject to the foregoing, it is a condition of your employment with the Company, and your continuing employment, that you obtain and maintain all necessary immigration approvals to lawfully work in Canada. Failure to comply with this condition shall be considered Just Cause for termination of employment by the Company.

11.2

The Company will provide reasonable and appropriate support to assist you to obtain and maintain any license, qualification, clearance or other similar approval required by the applicable regulatory authorities in order to carry out your duties for the Company, including payment of legal and other fees reasonably incurred. It is a condition of your employment with the Company, and your continuing employment, that you obtain and maintain all licensing requirements necessary in each jurisdiction in which the Company operates. Failure to comply with this condition shall be considered Just Cause for termination of employment by the Company.

12.	RELOCATION

12.1	The Company will provide to you the following in order to assist you to relocate to Vancouver:

(a)

reimbursement of reasonable real estate fees and closing costs: (i) if you sell your house in Henderson, Nevada to move your family to Vancouver; and (ii) if there are any such costs incurred by you to purchase or lease property in Vancouver;

(b)	two house hunting trips to Vancouver for you and your spouse;

(c)	interim lodging for up to 3 months; and

(d)	shipment of household goods,

to a maximum of USD$85,000 excluding the reimbursement of fees identified in Section 12.1(a) above.

12.2	The total amount paid by the Company to assist you to relocate to Vancouver as identified in Sections 12.1(a) to (d) above is the “Relocation Costs”.

12.3

If you voluntarily resign your employment with the Company, or are terminated for Just Cause, during the nine (9) month period immediately following the Start Date, you agree to repay to the Company the full amount of the Relocation Costs within 30 days of the Termination Date. By signing below, to the extent permitted by law, you authorize the Company to set-off the Relocation Costs from any amounts which may be owed to you by the Company at the Termination Date, such as salary or vacation pay.

12.4	Payment of the Relocation Costs shall be subject to deduction in accordance with Section 8.7 of this Agreement.

13.	OTHER BENEFITS

13.1

In addition to the amounts described above, the Company will reimburse you for all reasonable business expenses actually and properly incurred by you in the performance of your duties, in accordance with the Company’s policies and practices.

14.	TERMINATION OF EMPLOYMENT

14.1

This Agreement and your employment hereunder shall immediately be frustrated upon your death or Total Disability, subject to any restrictions imposed upon the Company under applicable law. For purposes of this Agreement, “Total Disability” means, subject to any restrictions imposed by applicable law, your disability for a continuous period of 120 days, or any 180 days in any 360-day period, if such disability prevents you from substantially performing your duties for the Company. In the event that your employment hereunder is frustrated on account of your death or Total Disability, the Company shall pay to your estate or to you, as the case may be, any accrued but unpaid base salary and Annual Bonus, unpaid benefits, accrued vacation and outstanding reimbursement claims owing to the date of death or Total Disability, as the case may be. No further amounts shall be payable in respect of severance, pay in lieu of notice or other compensation for the termination of your employment in these circumstances, except as required by applicable law.

14.2

The Company shall have the right to immediately terminate, at any time, this Agreement and your employment hereunder for Just Cause without notice or compensation in lieu of notice. If your employment is terminated for Just Cause, the Company shall pay your base salary and benefits to the Termination Date only and shall have no responsibility or liability for the payment of any severance, pay in lieu of notice or other compensation or benefits for the termination of employment, including without limitation for any Annual Bonus in the year of termination. For the purpose of this Agreement, “Just Cause” means any act or omission by you that would constitute just cause for termination of employment without compensation under the common law, including without limitation any willful or gross misconduct by you in relation to the performance of your duties under this Agreement, and any gross neglect by you of your duties under this Agreement.

14.3

Should your employment be terminated without Just Cause within 24 months of the Start Date, so long as you comply with the Restrictions following the Termination Date, on the basis described below, you will be paid an amount equal to eighteen months (then) base salary and Annual Bonus, less required statutory deductions (together, the “Severance Pay”) in lieu of notice. Should your employment be terminated without Just Cause on and after the second anniversary of the Start Date, so long as you comply with the Restrictions following the Termination Date, in addition to the payment of 18 months Severance Pay, you will receive a further payment equal to one month of Severance Pay for each additional completed year of service following the second anniversary of your Start Date, less required statutory deductions, to a maximum aggregate of 24 months’ Severance Pay. Payment of Severance Pay shall be subject to the following further conditions:

(a)

the payment in lieu of Annual Bonus for the Severance Pay period following the Termination Date shall be calculated at 80% of the target Annual Bonus amount set for the year in which the termination occurs;

(b)

the payment in lieu of the Annual Bonus for the year in which the termination occurs shall be calculated at 80% of target Annual Bonus amount set for that year, for the period actually worked in that year prorated to the Termination Date; and

(c)

the Severance Pay described in this Section shall be paid as “salary continuation” for the first 12 months following the Termination Date, on the Company’s regular pay days and in equal regular periodic payments equivalent to 12 months then base salary and Annual Bonus. These payments are not subject to mitigation, so long as you do not breach Section 8 or the other Restrictions. At the end of the 12 month period following the Termination Date, so long as you have not breached any of the Restrictions as at that date, the Company will pay to you, as a lump sum, the remaining amount owed as Severance Pay. This payment is not subject to mitigation. However, notwithstanding the foregoing, if you breach Section 8 or any of the other Restrictions, the Severance Pay payments shall terminate as at the date of such breach, subject only to any minimum statutory amounts to which you are entitled under applicable employment standards legislation, and you shall not be entitled to receive any further payments in respect of severance, pay in lieu of notice or other compensation for the termination of your employment.

14.4

Additionally, while you are in receipt of the equal, regular periodic payments described in Section 14.3 for the first 12 months following the Termination Date, the Company will continue to make its regular employer contributions to the benefit plans in which you participated immediately prior to the Termination Date (excluding disability coverage which terminates on the day you cease to provide services to the Company) until the earlier of: a) the expiry of the 12 month period following the Termination Date; b) the date upon which you commence alternative employment and are then covered by the next employer’s benefit plans; or c) the date the Severance Payments terminate, if you breach the Restrictions. You agree to notify the Company when you commence alternative employment if it occurs in the initial 12 month period following the Termination Date.

14.5

You agree that upon payment to you of the applicable amounts specified in this Section 14 following the termination of your employment, and upon continuing the benefits plans for the period specified, the Company shall have no further obligation to you, including pursuant to Section 3 of this Agreement, and you shall have no further claim to any payment whatsoever from the Company or any of its officers, directors or employees (the “Releasees”) including, without limitation, any claims for notice, pay in lieu of notice, statutory termination pay, severance pay or benefit entitlements whether arising at common law, by contract or by statute. You fully release the Releasees from any and all causes of action whatsoever based on or resulting from your termination of employment, and agree to sign a full and final general release agreement on terms acceptable to the Company, as a pre-condition to receiving any payments or benefit continuation under Sections 14.3 and 14.4. You agree that these terms are fair and reasonable, and that you have the opportunity to consult with Independent legal counsel to assist you to understand the implications of all the terms of this Agreement before signing the Agreement.

14.6

You shall have the right to terminate this Agreement and your employment hereunder upon 90 days prior written notice to the Company. The Company may waive the requirements of such notice, in which case your resignation shall be effective, and this Agreement and your employment hereunder shall be terminated, immediately, and the Company shall have no responsibility for the payment of any severance, pay in lieu of notice or other compensation or benefits for the termination of your employment, (including without limitation any Annual Bonus payment in the year in which you resign), or any benefit continuation for any period subsequent to such termination.

15.	GENERAL

15.1

Your obligations regarding the Restrictions described in Sections 7, 8 and 9, and the Severance Pay obligations of the Company described in Section 14 of this Agreement, and any other term necessary to give efficacy thereto, shall survive and continue in full force and effect following the termination of this Agreement and your employment hereunder for any reason.

15.2

The Company protects the personal information collected from its employees and will continue to do so in compliance with applicable privacy legislation. Personal information is information that identifies an individual but does not include business address, email address, and telephone number. Any personal information you have provided during the recruitment process or will provide pursuant to this Agreement will be used by the Company to create and administer the employment relationship with you. By providing personal information during the recruitment process and while employed, you agree to its collection, use and if necessary, disclosure by the Company of such information for these purposes, and in order to permit the Company to comply with any legal or regulatory requirements identified by any governmental authority.

15.3	All payments to you pursuant to this Agreement shall be subject to applicable withholdings and deductions required by law.

15.4

If any provision or any part of any provision of this Agreement is determined to be void or unenforceable, it will be deemed not to affect or impair the validity of any other provision in this Agreement and each such provision and part thereof is deemed to be separate and distinct and, to the fullest extent permitted by law, such void or unenforceable provision or part of the provision will be severed and will be deemed to be of no further force and effect. Without limiting the foregoing, it is expressly contemplated and agreed by the parties that each subsection of Sections 7, 8 and 9 are separate, distinct and severable, and that in the event Sections 7, 8 or 9, or any part thereof, are found to be unenforceable, such unenforceable provision shall be severed from the rest of that Section and/or from this Agreement, and the balance of the Section and this Agreement shall be enforceable to the broadest and fullest extent permitted by law.

15.5

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, and the parties hereby attorn to the exclusive jurisdiction of the British Columbia Courts.

15.6

You acknowledge and agree that this Agreement and any attachments contain the entire agreement between you and the Company concerning the subject matter hereof and supercede all prior representations, agreements, negotiations, discussions and undertakings, written or oral, between you and the Company, including without limitation any prior consulting agreement between you and the Company. There are no other representations (including negligent misrepresentations) on which you are relying that are not expressly included in this Agreement.

15.7

This Agreement may only be amended, modified or supplemented by written agreement signed by both you and the Company However, as the business needs of the Company may change, the Board in its sole discretion, after consultation with you, may amend your title, duties and responsibilities (but not your then remuneration) from time to time in accordance with the Company’s business interests without requiring a written amendment to this Agreement by providing you with prior notice equal to the minimum amount of notice required for termination as specified in the Employment Standards Act of British Columbia, which will range from 1 to 8 weeks depending on your length of service with the Company.

Tony, it is indeed a pleasure to extend this offer to you on behalf of the Company. We wish you every success in your new position. Please indicate your acceptance of this offer by signing a copy of this letter and returning it to me within three (3) business days of today’s date. Please contact me if you have any questions regarding the offer.

Yours truly,

On behalf of

GATEWAY CASINOS & ENTERTAINMENT LIMITED

Gabriel de Alba
Chairman of the Board

I have read, understand and hereby accept the terms of employment as stated above. I acknowledge that I have been provided with an adequate opportunity to obtain independent legal advice before signing this Agreement.

10/16/13
Anthony F. Santo	Date

SCHEDULE “A”

1.

Viva Media, an internet provider for casinos, hotels and timeshare resorts. You have a 66% ownership interest in Viva Media and are not involved in the day to day management or operations of the business.

2.

Dunkin Donuts Franchisee, with 6 stores in Las Vegas and in the process of developing a 7th store. You presently own 50% of the business but have two operating partners who can earn up to 20% of your interest through performance, thus reducing your interest to 30%. You do not participate in the management or operation of any of the franchises.

3.	Williams General Contractor. You own 40% of this company and are not involved in the day to day management or operations of the business.

4.

Close Quarters Combat. This is a company that has developed a target system used by the US military. You own 33.3% of this company and are not involved in the day to day management or operations of the business.

5.

Zephyrs Partners. This is a call center for hotels and insurance companies. You own 25% of the company and are the Chairman of the Board. Zephyrs Partners is a private company and Board meetings are quarterly or as called by the Board members. Other than your duties as Chairman of the Board you are not involved in the day to day management or operations of the business.

SCHEDULE “B”

1.

You are the licensee of Playlv, which is the lease holder for the operations of The Plaza and Las Vegas Club located in Las Vegas. You are not responsible for the day to day management or operations of Playlv, The Plaza or Las Vegas Club, and have a General Manager and V.P. of Casino Operations that handle all day to day management and operations. You have given 12 months notice of termination of the relationship between you and/or Santo Gaming and Playlv, The Plaza and Las Vegas Club in August 2013 (following your receipt of a Labour Market Opinion from Employment and Social Development Canada), which termination shall be effective August 31, 2014. You will not increase your interest or role in Playlv, The Plaza or Las Vegas Club during such notice period.

2.

You and/or Santo Gaming had a contractual relationship with Meruelo Group, which owns the Grand Sierra Resort in Reno and has executed a Purchase and Sale Agreement for the Trump Plaza in Atlantic City. You and/or Santo Gaming have given notice of termination of the contractual relationship with Meruelo Group in March 2013, and the contractual relationship was terminated in April 2013.

3.

Santo Gaming was submitted as the operator for Northern Gaming Group Ltd. in bundle three of the RFPQ process. As this is an opportunity where the Company has also submitted a bid, you and Santo Gaming have terminated any contractual relationship with Northern Gaming Group Ltd.

SCHEDULE “C”

I.

You are currently on the board of Las Vegas Monorail (“Monorail”), which meets every other month. You normally participate in Board meetings by phone and the meetings last approximately 90 minutes. You have advised Monorail of your intention to resign from the board, which resignation shall be effective following the approval of the Monorail’s annual budget, and in any event no later than November 30, 2013.